                                                                   EXHIBIT 11.1


                               AMERICREDIT CORP.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                    Three Months Ended         Six Months Ended
                                        December 31,              December 31,
                                   -----------------------   ----------------------
                                      1996         1995         1996        1995
                                   ----------   ----------   ----------  ----------
PRIMARY:

Average common shares
  outstanding                      28,653,775   28,452,045   28,513,145  28,565,583

Common share equivalents
  resulting from assumed
  exercise of stock options         2,024,414    2,668,416    1,907,531   2,564,840
                                   ----------   ----------   ----------  ----------
Average common shares and
  share equivalents
  outstanding                      30,678,189   31,120,461   30,420,676  31,130,423
                                   ----------   ----------   ----------  ----------
                                   ----------   ----------   ----------  ----------

FULLY DILUTED:

Average common shares
  outstanding                      28,653,775   28,452,045   28,513,145  28,565,583

Common share equivalents
  resulting from assumed
  exercise of stock options         2,201,544    2,696,956    2,218,629   2,741,782
                                   ----------   ----------   ----------  ----------

Average common shares and stock
  equivalents outstanding          30,855,319   31,149,001   30,731,774  31,307,365
                                   ----------   ----------   ----------  ----------
                                   ----------   ----------   ----------  ----------

NET INCOME                            $ 9,198      $ 5,586      $17,270     $ 8,106
                                      -------      -------      -------     -------
                                      -------      -------      -------     -------
EARNINGS PER SHARE:

  Primary                             $   .30      $   .18      $   .57     $   .26
                                      -------      -------      -------     -------
                                      -------      -------      -------     -------

  Fully diluted                       $   .30      $   .18      $   .57     $   .26
                                      -------      -------      -------     -------
                                      -------      -------      -------     -------


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

Primary earnings per share has been computed by dividing net income by the average common shares and share equivalents outstanding. Common share equivalents were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of common share equivalents.

Fully diluted earnings per share has been computed in the same manner as primary earnings per share except that the higher of the average or end of period common stock market price was used to determine the number of common share equivalents.






















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